EXHIBIT T3C

THE ELK HORN COAL COMPANY LLC,

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK, as Trustee

INDENTURE

Dated as of             , 2003

6.50% Series A Subordinated Notes due 2014

6.50% Series B Subordinated Notes due 2014

i

Exhibit A.	Form of Series A Note	A-1
Exhibit B.	Form of Series B Note	B-1
Exhibit C.	Form of Supplemental Indenture	C-1

INDENTURE, dated as of             , 2003, among THE ELK HORN COAL COMPANY LLC, a limited liability company under the laws of Delaware, as issuer (the “Issuer”), the Guarantors parties hereto and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

A. Pen Holdings, Inc., a Tennessee corporation (the “Company”) and certain of its subsidiaries (the “Debtors”) filed for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for Middle District of Tennessee (the “Bankruptcy Court”); and

B. By order, dated             , 2003, the Bankruptcy Court has confirmed the Company’s plan of reorganization (the “Plan”) in accordance with section 1129 of the Bankruptcy Code and such Plan has become effective as of             , 2003; and

C. As part of the Plan, the Issuer will issue $20,000,000 principal amount of 6.50% Series A Subordinated Notes (the “Original Series A Notes”) and $10,000,000 principal amount of 6.50% Series B Subordinated Notes (the “Original Series B Notes”) to certain unsecured creditors of the Debtors.

All things necessary to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Indenture a valid agreement of the Issuer, in accordance with their and its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the acceptance of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or a Restricted Subsidiary or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Additional Series A Notes” has the meaning given such term in Section 4.01(b).

“Additional Series B Notes” has the meaning given such term in Section 4.01(c).

“Affiliate” means, with respect to any specific Person, any other Person (including, without limitation, such Person’s issue, siblings and spouse) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under Section 4.09 herein, beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

“Agent” means any Registrar, Paying Agent, or agent for service or notices and demands.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (a) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person becomes a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (b) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Issuer or any of its Wholly-Owned Subsidiaries, in any single transaction or series of related transactions of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property or assets of the Issuer or of any Restricted Subsidiary thereof outside of the ordinary course of business; provided that Asset Sales shall not include (i) a transaction or series of related transactions for which the Issuer or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million (provided that the Issuer or such Restricted Subsidiary received consideration equal to the Fair Market Value of any such property or assets so sold, conveyed, assigned, transferred, leased or otherwise disposed of), (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer as permitted under Section 5.01, (iii) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use or no longer useful or productive in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, (iv) the sale of inventory in the ordinary course of business, (v) any transaction consummated in compliance with Section 4.18 hereof, (vi) transfers of cash and Cash Equivalents in the ordinary course of business, (vii) dispositions of defaulted accounts receivable to any collection agency, or (viii) a Permitted Asset Exchange.

“Asset Sale Proceeds” means, with respect to any Asset Sale, cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary from such Asset Sale, after (a) provision for all income or other taxes resulting from such Asset Sale, (b) payment of all brokerage commissions and other fees and expenses, including, without limitation, legal, accounting and appraisal fees, related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, (d) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (e) deduction of appropriate amounts to be provided by the Issuer or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Issuer or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination the present value (discounted according to GAAP at the cost of indebtedness implied in the Sale and Lease-Back Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied or that have not been deemed to have been applied in accordance with clause (iii), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), in each case, of the first paragraph of Section 4.11.

“Board of Directors” with respect to any Person means, (i) at any time such Person is a limited liability company, its managers, (ii) otherwise the board of directors of such Person or (iii) any committee authorized to act therefor.

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors of the Issuer or a Guarantor, as appropriate, and to be in full force and effect, and delivered to the Trustee.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership interests, membership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing but excluding any debt convertible into such equity.

“Capitalized Lease Obligations” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state, as the case may be, or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state, as the case may be, thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

A “Change of Control” of the Issuer will be deemed to have occurred at such time as (i) any Person (including a Person’s Affiliates) becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Issuer or otherwise becomes able to exercise the right to give directions with respect to the operating and financial policies of the Issuer; provided that the replacement of any of the members of the Issuer’s Board of Directors under section 6.02 of this Indenture shall not constitute a “Change of Control”, or (ii) there shall be consummated any consolidation or merger of the Issuer in which the Issuer is not the continuing or surviving entity or pursuant to which the Common Stock of the Issuer would be converted into cash, securities or other property, other than a merger or consolidation of the Issuer in which the holders of the Common Stock of the Issuer outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger.

“Clearstream” means Clearstream Banking, société anonyme.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of EBITDA of such Person for the four most recent consecutive fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of determination to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation, (ii), any incurrence of other Indebtedness (and the application of the proceeds thereof), in each case set forth in clauses (i) and (ii), occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (iii) any Asset Sales or Asset Acquisitions (including the increase or decrease, as the case may be, in the EBITDA directly attributable to such Asset Sale or Asset Acquisition, as the case may be) occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments (to any Person other than the Issuer or a Restricted Subsidiary) on any series of Disqualified Capital Stock of such Person (other than dividends paid in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person, for any period, without duplication, (i) the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments), plus (ii) to the extent not included in clause (i) above, an amount equal to the sum of: (A) imputed interest included in Capitalized Lease Obligations, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (C) the net costs associated with Interest Rate Agreements and other hedging obligations, (D) amortization of deferred financing costs and expenses, (E) the interest portion of any deferred payment obligations, (F) amortization of discount or premium on Indebtedness, if any, (G) all capitalized interest and all accrued interest, (H) all non-cash interest expense and (I) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person. For purposes of calculating Consolidated Interest Expense on a pro forma basis, the interest on Indebtedness bearing a floating rate of interest shall be the interest rate in effect at the time of determination, taking into account on a pro forma basis any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term at the date of determination of at least 12 months.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income of any Person, other than a Restricted Subsidiary of the referent Person, shall be excluded, except to the extent of the amount of cash dividends or distributions actually received by the referent Person, (b) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Notes or this Indenture) shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary gains and losses and any foreign exchange gains and losses shall be excluded, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded, (f) the cumulative effect of a change in accounting principles after the Effective Date shall be excluded, (g) any restoration to income or any contingency reserve of an extraordinary, non-recurring or unusual nature shall be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time subsequent to the Effective Date and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less (to the extent included) amounts attributable to Disqualified Capital Stock of such Person.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, attention: Corporate Trust Administration.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in currency values.

“Default” means any event that is, or with the passing of time or giving of notice or both would be, an Event of Default.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Issuer or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Disqualified Capital Stock” means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Issuer or its Restricted Subsidiaries to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if such provisions applicable to such Capital Stock provide that the Issuer and its Restricted Subsidiaries will not repurchase or redeem any such stock pursuant to such provisions prior to the repurchase of such Notes as are required to be repurchased pursuant to this Indenture upon an Asset Sale or a Change of Control.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, such Person’s consolidated net income for such period in accordance with GAAP plus (a) the sum of (i) provision for taxes based on income or profits for such period, to the extent that such provision for taxes was included in computing such consolidated net income, (ii) Consolidated Interest Expense and (iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, including losses on sale of assets, (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such consolidated net income, minus (b) non-cash items, including gains on sale of assets, increasing such consolidated net income for such period (other than items accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP

“Effective Date” means the                              as defined in the Plan.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

[“Excess Cash” means, as of the end of any Measurement Period, EBITDA of the Issuer and its Subsidiaries: (a) plus (i) any net proceeds received from any asset sale which is not included in EBITDA; and (ii) the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period and (b) minus, to the extent previously paid in cash by the Issuer, each of the following: (i) Capital Expenditures made by the Issuer during such period that are permitted under the terms of the Senior Secured Loan Documents and this Indenture (other than Capital Expenditures to the extent financed with proceeds of any Permitted Indebtedness); (ii) all mandatory prepayments made during such period pursuant to Sections 2.04(v) and (vi) of the Financing Agreement and required payments under the Financing Agreement and under Section 4.01 herein; (iii) the amount of Maximum Cash less any amount of Maximum Cash deducted on a previous Measurement Period; (iv) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period; and (v) cash distributions for income taxes (or other taxes not included in EBITDA) paid (or plus taxes recovered) by the Issuer.]

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and, in the case of determination involving assets or property in excess of $500,000 shall be evidenced by a Board Resolution.

“Financing Agreement” means that certain Financing Agreement by and among THE ELK HORN COAL COMPANY LLC, as Borrower, Ableco Finance LLC, as collateral agent for the Senior Secured Lenders (as defined therein) and Wells Fargo Foothill, Inc., as administrative agent for the Senior Secured Lenders as in effect on the Effective Date.

“Fiscal Year” means any of the Issuer’s annual accounting periods ending on December 31 of a year.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary whose jurisdiction of incorporation or formation is other than the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States on the Issue Date.

“Global Note” means a global notes in the form of Exhibits A and B hereto, as applicable, bearing the Global Note Legend and that has the “Schedule of Increases of, and Exchanges of Interests in, the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depository.

“Global Note Legend” means the legend set forth in Section 2.07(c), which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Guarantors” means (i) each of the present and future Restricted Subsidiaries of the Issuer, other than Foreign Restricted Subsidiaries, and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns.

“Holder”, “holder” or “Noteholder” means the Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurable,” and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that existed prior to such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the respective lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations of such Person (but excluding any obligations under operating leases), (ii) obligations of others secured by a lien to which any property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed, provided that, for the purposes of determining the amount of Indebtedness described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the Fair Market Value for such asset, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture), (vi) obligations of any such Person under any Currency Agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Currency Agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP) and (vii) Attributable Indebtedness. The “amount” or “principal amount” of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided that (i) the amount with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (ii) the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of or the amount of liability in respect of such Indebtedness at such time as determined in conformity with GAAP, (iii) the amount of any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof, and (iv) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business which are not more than 180 days past due or which are being contested in good faith and by appropriate proceedings shall not be deemed to be

“Indebtedness” of the Issuer or any of its Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Issuer or any of its Affiliates and (ii) which, in the judgment of the Board of Directors of the Issuer, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (ii) the repurchase of securities of any Person by such Person. For the purposes of the “Limitation on Restricted Investments” covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving the transfer of any property or assets other than cash, such property shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer.

“Issue Date” means the date the Notes are first issued by the Issuer and authenticated by the Trustee under this Indenture.

“Issuer” means the party named as such in the first paragraph of this Indenture until a successor replaces such party pursuant to Article 5 of this Indenture and thereafter means the successor.

“Issuer Bonding Obligations” means the Issuer’s surety bonding obligations relating to (i) permits for coal mining and related activities issued by the Kentucky Department of Surface Mining Reclamation and Enforcement and other regulatory agencies having authority over the assets including leases and the coal reserves owned by the Issuer and its Subsidiaries on their properties in the Central Appalachian region in Eastern Kentucky and known by the Issuer and its Subsidiaries as The Elk Horn Coal Corporation assets, (ii) Kentucky workers’ compensation self-insurance for the period beginning on April 1, 1996 and ending on April 1, 1997, and (iii) Federal black lung self-insurance for the period beginning on April 1, 1996 and ending on April 1, 1997.

“Issuer Request” means any written request signed in the name of the Issuer by the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of the Issuer and attested to by the Secretary or any Assistant Secretary of the Issuer.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Maturity Date” means January 1, 2014.

“Measurement Period” means (a) the period commencing on the Effective Date and ending on December 31, 2003, and (b) thereafter, a period commencing on the immediately preceding Measurement Period therefor and ending six months thereafter.

“Minimum Cash” means the amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on a consolidated basis and in accordance with GAAP as determined at the end of each Measurement Period, up to a maximum amount equal to the lesser of (a) $2,000,000, and (b) an amount established from time to time by the Issuer’s Board of Directors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto, and shall initially be the Trustee.

“Notes” means, collectively, the Series A Notes and the Series B Notes.

“Officer”, with respect to any Person (other than the Trustee) means the Chairman of the Board of Directors, Chief Executive Officer, the President, any Vice President and the Chief Financial Officer, the Treasurer or the Secretary of such Person, or any other officer of such Person designated by the Board of Directors of such Person and set forth in an Officers’ Certificate delivered to the Trustee.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of this Indenture.

“Opinion of Counsel” means a written opinion reasonably satisfactory in form and substance to the Trustee from legal counsel, which counsel is reasonably acceptable to the Trustee, stating the matters required by Section 12.05 and delivered to the Trustee.

“Optional Senior Secured Loan Payment” means a payment to the holders of the Senior Secured Loan which is due in accordance with the Senior Secured Loan Documents.

“Outsourcing Transaction” means a Sale and Lease-Back Transaction relating solely to properties purchased by the Issuer or any of its Restricted Subsidiaries immediately prior to or substantially concurrent with such Sale and Lease-Back Transaction; provided that the price at which such properties are sold in such Sale and Lease-Back Transaction is at least equal to the price at which the Issuer or any of its Restricted Subsidiaries purchased such properties.

“Payment Default” means an event of default described in Sections 7.1(a) and (b) of the Financing Agreement.

“Permitted Asset Exchange” means (a) any transaction whereby assets or properties (including (i) ownership interests in any Subsidiary or joint venture and (ii) in the case of an exchange or contribution for tangible assets, up to 25% in the form of cash, Cash Equivalents, accounts receivable or other current assets), owned by the Issuer or a Restricted Subsidiary are exchanged or contributed for the Equity Interests of a joint venture or Unrestricted Subsidiary in a transaction that satisfies the requirements of a Permitted Investment or for other assets (not more than 25% of which consists of cash, Cash Equivalents, account receivables or other current assets) or properties (including interests in any Subsidiary or joint venture), and (b) sales or exchanges of coal reserves or other assets for similar reserves or other assets up to an aggregate value for any such exchanged reserves and assets of $1 million per Fiscal Year, in each case so long as (x) the fair market value of the reserves or other assets (if other than a Permitted Investment) received are substantially equivalent to the fair market value of the reserves or other assets exchanged or contributed, and (y) the coal reserves or other assets being received are acquired within 90 days of the sale or exchange of the coal reserves or other assets being replaced.

“Permitted Business” means coal production, coal mining, coal brokering, coal transportation, mine development, coal, other fossil fuel exploration, production, marketing, transportation and distribution and other related businesses, and activities of the Issuer and its Subsidiaries as of the date of this Indenture and any business or activity that is reasonably similar to any of the foregoing or a reasonable extension, development or expansion thereof or ancillary to any of the foregoing.

“Permitted Indebtedness” means:

(i) Indebtedness under the Senior Secured Loan in an aggregate principal amount not to exceed $30,750,000;

(ii) Indebtedness under the Notes and the Subsidiary Guarantees;

(iii) Indebtedness which is outstanding on the Issue Date;

(iv) Indebtedness of the Issuer owed to and held by any Wholly-Owned Subsidiary that is a Guarantor which is unsecured and subordinated in right of payment to the payment and performance of the Issuer’s obligations under this Indenture and the Notes and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or another Wholly-Owned Subsidiary that is a Guarantor; provided that (a) any sale or other disposition of any Indebtedness of the Issuer or any Restricted Subsidiary referred to in this clause (iv) to a Person (other than the Issuer or a Wholly-Owned Subsidiary) that is a Guarantor, (b) any sale or other disposition of Capital Stock of any Restricted Subsidiary which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Subsidiary of the Issuer and (c) the Designation of a Restricted Subsidiary that holds Indebtedness of the Issuer or any other Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer;

(v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire, lease, construct or improve property used in a Permitted Business or other Indebtedness secured by Liens on Property constituting Rolling Stock which Purchase Money Indebtedness, Capitalized Lease Obligations and other Indebtedness referenced above do not in the aggregate exceed, at any one time outstanding, the sum of $5 million;

(vi) Interest Rate Agreements relating to Indebtedness of the Issuer (which Indebtedness (a) bears interest at fluctuating interest rates and (b) is otherwise permitted to be incurred under Section 4.06 hereof; provided that (a) such Interest Rate Agreements have been entered into for bona fide business purposes and not for speculation and (b) the notional principal amount of such Interest Rate Agreements, at the time of the incurrence thereof, does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

(vii) Indebtedness Under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

(viii) Refinancing Indebtedness;

(ix) Indebtedness incurred in respect of performance, surety, and similar bonds and the completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(x) Indebtedness represented by the guarantee by the Issuer or any of the Guarantors of Indebtedness of the company or a Guarantor that was permitted to be incurred under this Indenture;

(xi) Indebtedness incurred in respect of reclamation and similar bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(xii) additional Indebtedness of the Issuer and its Restricted Subsidiaries not to exceed $2 million at any one time outstanding.

“Permitted Investments” means Investments made on or after the Issue Date consisting of

(i) Investments by the Issuer, or by a Restricted Subsidiary thereof, in the Issuer or a Wholly-Owned Subsidiary;

(ii) Investments by the Issuer, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly-Owned Subsidiary thereof; provided that such Person’s primary business or the assets to be transferred or conveyed are in a Permitted Business;

(iii) Investments in Cash Equivalents;

(iv) Investment in a Person engaged in a Permitted Business that results in the Issuer or a Restricted Subsidiary owning more than 50% of the voting power of such Person;

(v) an Investment that is made by the Issuer or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures or other securities that are issued by a third party to the Issuer or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is permitted under Section 4.11 hereof;

(vi) Investments paid for solely in Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(vii) Interest Rate Agreements and Currency Agreements entered into in the ordinary course of the Issuer’s or its Restricted Subsidiaries’ business; and

(viii) Investments in existence on the Issue Date.

“Permitted Liens” means (i) Liens on Property or assets of, or any Capital Stock of, any corporation existing at the time such assets are acquired by the Issuer or any of its Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that such Liens (x) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Issuer or its Subsidiaries and (y) that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, assets, Capital Stock or Indebtedness of such corporation or a Subsidiary of such corporation, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, Capital Stock or Indebtedness securing the Indebtedness so refunded, refinanced or extended, (iii) Liens on Property of a Restricted Subsidiary in favor of the Issuer or any of its wholly-owned Subsidiaries that are a Guarantor, (iv) Liens to secure Purchase Money Indebtedness that is otherwise permitted under this Indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (v) statutory liens or landlords’, carriers’, warehousemen’s, unemployment insurance, surety or appeal bonds, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vi) Liens existing on the Issue Date, (vii) Liens securing the Senior Secured Loan, (viii) easements, reservation of rights of way, restrictions (including, but not limited to, zoning and building restrictions) and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, (ix) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (x) Liens securing Capitalized Lease Obligations otherwise permitted under this Indenture; provided that such Lien does not extend to any property other than that subject to the underlying lease, (xi) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (xiii) Liens arising pursuant to Sale and Leaseback transactions entered into in compliance with this Indenture, (xiv) Liens incurred in the ordinary course of business of the Issuer or any of its Subsidiaries with respect to [$1 million] at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of property or materially impair the use thereof in the operation of business by the Issuer or such Subsidiary, (xv) Liens securing the Notes and the Subsidiary Guarantees, and (xvi) Liens granted under the Senior Secured Loan Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or other entity.

“Plan” has the meaning assigned to it in the preamble of the Indenture.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance the cost (including the cost of construction, installation or improvement) of an item of property used in the business, the principal amount of which Indebtedness does not exceed the sum of (i) the lesser of (A) the Fair Market Value of such property or (B) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to the terms of the Notes.

“Refinancing Indebtedness” means Indebtedness that replaces, refunds, renews, refinances or extends any Indebtedness of the Issuer or a Restricted Subsidiary outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Issuer or its Restricted Subsidiaries pursuant to the terms of this Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being replaced, refunded, renewed, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being replaced, refunded, renewed, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being replaced, refunded, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being replaced, refunded, renewed, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being replaced, refunded, renewed, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being replaced, refunded, renewed, refinanced or extended, except that the Issuer may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Issuer.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Business” means the business of the Issuer or any of its Restricted Subsidiaries as conducted on the Issue Date or businesses similar or ancillary thereto.

“Responsible Officer” when used with respect to the Trustee, means an officer or assistant officer assigned to the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Account” means an account containing the cash necessary to fund, or collateralize letters of credit securing, the Issuer Bonding Obligations .

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means a Subsidiary of the Issuer other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Issuer existing on the Effective Date. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) the Issuer could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.06 of this Indenture and (ii) no Default or Event of Default shall have occurred and be continuing.

“Rolling Stock” means mobile mining equipment.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Senior Secured Lender” means a Senior Secured Lender under the Senior Secured Loan.

“Senior Secured Loan” means that certain Senior Secured Loan evidenced by, among other things, the Financing Agreement.

“Senior Secured Loan Documents” means all documents evidencing and executed in accordance with the Senior Secured Loan as in effect on the Effective Date.

“Series A Notes” means the Original Series A Notes and the Additional Series A Notes.

“Series B Notes” means the Original Series B Notes and the Additional Series B Notes.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Section 77aaa-77bbbb) as in effect on the date of this Indenture (except as provided in Section 9.03 hereof).

“Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Issuer which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Issuer; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with Section 4.18 hereof. The Trustee shall be given prompt notice by the Issuer of each resolution adopted by the Board of Directors of the Issuer under this provision, together with a copy of each such resolution adopted.

“U.S. Government Obligations” means (a) securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such

U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or a specific payment of principal or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares or similar requirements of law) of which are owned, directly or indirectly, by the Issuer.

[“Working Investment” means, at any date of determination thereof, for any Person and its Subsidiaries, (i) the sum_of (A) the unpaid face amount of all accounts receivable(other than intercompany accounts receivable) of such Person and its Subsidiaries as at such date of determination, plus (B) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (including, without limitation, the unpaid amount of all accounts receivable, the aggregate amount of any prepaid expenses, inventory and refundable taxes but excluding the Maximum Cash), minus (ii) the sum, for such Person and its Subsidiaries, of (A) the unpaid amount of all accounts payable (other than intercompany accounts payable) of such Person and its Subsidiaries as at such date of determination, plus (B) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and Capital Lease Obligations), all reclamation liabilities, and all accrued interest and taxes.]

SECTION 1.02. Other Definitions.

The definitions of the following terms may be found in the sections indicated as follows:

Term	Defined in Section
“Affiliate Transaction”	4.09
“Bankruptcy Law”	6.01
“Business Day”	12.07
“Change of Control Offer”	4.17
“Change of Control Purchase Price”	4.17
“Change of Control Payment Date”	4.17
“Covenant Defeasance”	9.03
“Custodian”	6.01
“Definitive Notes”	2.02
“Events of Default”	6.01
“Excess Proceeds Offer”	4.11
“Legal Defeasance”	9.02
“Legal Holiday”	12.07
“Offer Period”	4.11
“Paying Agent”	2.04
“Registrar”	2.04

“Replacement Assets”	4.11
“Restricted Payment”	4.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for this Indenture to be qualified under the TIA is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture securityholder” means a Holder or Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor on the indenture securities” means the Issuer, the Guarantors or any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings therein assigned to them.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) “or” is not exclusive;

(3) words in the singular include the plural, and in the plural include the singular;

(4) words used herein implying any gender shall apply to both genders;

(5) “herein” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subsection;

(6) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Issuer;

(7) unless otherwise specifically set forth herein, all calculations or determinations of a Person shall be performed or made on a consolidated basis in accordance with generally accepted accounting principles but shall not include the accounts of Unrestricted Subsidiaries, except to the extent of dividends and distributions actually paid to the Issuer or a Restricted Subsidiary;

(8) unless the context otherwise requires, any reference to a statute, rule or regulation refers to the same (including any successor statute, rule or regulation thereto) as it may be amended from time to time;

(9) Provisions apply to successive events and transactions;

(10) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and

(11) unless otherwise expressly provided herein, the principal amount of any Preferred Stock shall be greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock.

ARTICLE TWO

THE NOTES

SECTION 2.01. Amount of Notes.

On the Issue Date, the Trustee shall authenticate the Original Series A Notes for original issue in the aggregate principal amount of $20,000,000 and the Original Series B Notes for original issue in the aggregate principal amount of $10,000,000 upon a written order of the Issuer in the form of an Officers’ Certificate of the Issuer. Such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.08 and Section 4.01 hereof.

SECTION 2.02. Form and Dating.

(a) General. The Notes, and the Trustee’s certificate of authentication shall be substantially in the form of Exhibits A and B hereto. The Notes shall bear a legend intended to give notice to holder, assignee or transferee thereof of provisions of Article 11 of this Indenture and may have notations, legends, endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1.00 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Upon their original issuance, Notes shall be issued in the form of one or more Global Notes registered in the name of DTC, as Depositary, or its nominee and deposited with the Trustee, as Custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct).

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibits A and B attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian therefor, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 and Section 4.01 hereof.

Except as set forth in Section 2.07 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.02(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian as custodian for the Depositary or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d) Definitive Notes. Notes issued in definitive form shall be substantially in the form of Exhibits A and B hereto (but without the Global Note Legend thereon, without certain phrases specified in Exhibit A to be for Global Notes only and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto) and shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced by any other method permitted by the rules of any securities exchange on which the Notes may be listed, as evidenced by the execution of such Notes (the “Definitive Notes”).

(e) Provisions Applicable to Forms of Notes. The Notes may also have such additional provisions, omissions, variations or substitutions as are not inconsistent with the provisions of this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with this Indenture, any applicable law or with any rules made pursuant thereto or with the rules of any securities exchange or governmental agency or as may be determined consistently herewith by the Officers of the Issuer executing such Notes, as conclusively evidenced by their execution of such Notes. All Notes will be otherwise substantially identical except as provided herein.

Subject to the provisions of this Article 2, a Holder of a Global Note may grant proxies and otherwise authorize any Person to take any action that a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.03. Execution and Authentication.

Two Officers shall sign, or one Officer shall sign and one Officer (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer. Each Paying Agent is designated as an authenticating agent for purposes of this Indenture.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

SECTION 2.04. Registrar and Paying Agent.

The Issuer shall maintain an office or agency (which shall be located in the Borough of Manhattan in The City of New York, State of New York) where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent. Neither the Issuer nor any Affiliate thereof may act as Paying Agent.

The Issuer shall enter into an appropriate agency agreement, which shall incorporate the provisions of the TIA, with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Issuer initially appoints the Trustee as Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and this Indenture.

SECTION 2.05. Paying Agent To Hold Money in Trust.

Each Paying Agent shall hold in trust for the benefit of the Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes or the Guarantors), and the Issuer and the Paying Agent shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01 (1) or (2), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee. If the Issuer or a Subsidiary acts as Paying Agent, it shall aggregate and hold in a separate trust fund for the benefit of the Holders all monies held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, subject to the provisions of Article 11 hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.06. Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Noteholders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Noteholders.

SECTION 2.07. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. (i) Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Definitive

Notes, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Notes or a nominee thereof unless (i) such Depositary (A) has notified the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or (B) has ceased to be clearing agency registered as such under the Exchange Act, and in either case the Issuer fails to appoint a successor Depositary within 120 days of such notice, (ii) the Issuer executes and delivers to the Trustee an Issuer Request stating that it elects to cause the issuance of the Notes in definitive form and that all Global Notes shall be exchanged in whole for Notes that are not Global Notes (in which case such exchange shall be effected by the Trustee) or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(i) If any Global Note is to be exchanged for other Notes or cancelled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Registrar, for exchange or cancellation as provided in this Article 2. If any Global Note is to be exchanged for other Notes or cancelled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Article 2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or cancelled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate endorsements made on the Global Notes by the Trustee, as Custodian, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note, the Trustee shall, as provided in this Article 2, authenticate and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the order of, an registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Trustee in connection with the occurrence of any of the events specified in Section 2.07(a), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes that are not in the form of Global Notes. The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article 2 in such order, direction or request is given or made in accordance with the Applicable Procedures and in accordance with all applicable laws. Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Article 2 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

(ii) The Depositary or its nominee, as registered owner of a Global Note, shall be the Holder of such Global Note for all purposes under this Indenture and the Notes and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Note will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Participants.

(c) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture to the extent required by the applicable provisions of this Indenture:

(i) Transfer Restriction Legend. Each Transfer Restricted Note shall bear a legend substantially in the following form:

“THIS NOTE HAS BEEN ISSUED IN AN OFFERING PURSUANT TO 11 U.S.C. § 1145 (“SECTION 1145”) TO A PERSON OR ENTITY WHO MAY BE DEEMED TO BE (1) AN “UNDERWRITER” WITHIN THE MEANING OF SECTION 1145 OR (2) AN “AFFILIATE” OR “CONTROL PERSON” OF THE ISSUER WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). AS SUCH, THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE IN ACCORDANCE WITH THE SECURITIES ACT AND ANY OTHER APPLICABLE STATE OR FEDERAL SECURITIES LAWS, (2) AN EXEMPTION FROM SUCH REGISTRATION (BASED ON AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND THE REGISTRAR FOR THIS NOTE, IF SO REQUESTED BY THE ISSUER OR THE REGISTRAR) OR (3) COMPLIANCE WITH THE APPLICABLE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT (BASED ON AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND THE REGISTRAR FOR THIS NOTE, IF SO REQUESTED BY THE ISSUER OR THE REGISTRAR).

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE,

OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Subordination Legend. Each Note shall bear the following legend:

THE OBLIGATIONS EVIDENCED BY THIS NOTE AND THE RIGHTS AND REMEDIES OF THE NOTEHOLDER UNDER THIS NOTE ARE SUBORDINATED TO THE PAYMENT IN FULL OF ALL INDEBTEDNESS UNDER THE SENIOR SECURED LOAN (AS DEFINED IN THE INDENTURE) AND TO THE RIGHTS AND REMEDIES OF THE LENDERS UNDER THE SENIOR SECURED LOAN PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE INDENTURE, AS SUCH MAY BE AMENDED FROM TIME TO TIME.

(d) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction to reflect such increase.

(e) General Provisions Relating to Transfers and Exchanges.

Subject to the other provisions of this Indenture regarding restrictions on transfer and the provisions of Article 11 hereof, upon surrender for registration of transfer of any Note at any office or agency of the Issuer designated pursuant to Section 2.04 for such purpose, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

(i) At the option of the Holder, and subject to the other provisions of this Section 2.07, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture upon surrender of the Notes to be exchanged at any such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, the Trustee shall authenticate and make available for delivery, the Notes which the Holder making the exchange is entitled to receive.

(ii) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(iii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 4.11, 4.17 and 9.04 hereof).

(iv) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Issuer and any Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, the Issuer or any Guarantor shall be affected by notice to the contrary.

(viii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 hereof.

SECTION 2.08. Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note (and any Guarantors shall execute the guarantee thereon). If required by the Trustee or the Issuer, an indemnity bond shall be posted, sufficient in the judgment of both to protect the Issuer, any Guarantors, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Issuer may charge such Holder for the Issuer’s reasonable out-of-pocket expenses in replacing such Note and the Trustee may charge the Issuer for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note is an additional obligation of the Issuer and shall be entitled to all benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.09. Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those cancelled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 9.01 and 9.02, on or after the date on which the conditions set forth in Section 9.01 or 9.02 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the Paying Agent holds, in its capacity as such, on any Maturity Date or on any optional redemption date, money sufficient to pay all accrued interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under the Indenture, in any waiver or consent of any past Default and its consequences, Notes owned by the Issuer or any other Affiliate of the Issuer shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes as to which a Responsible Officer of the Trustee has received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer, a Guarantor, any other obligor on the Notes or any of their respective Affiliates.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustees, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by or on behalf of a Depositary (or its nominee) or impair, as between a Depositary and its director, included participants or member in any Global Note the operation of customary practices governing the exercise of the rights of the Depositary as Holder of such Global Note.

SECTION 2.11. Temporary Notes.

Until certificates representing Notes are prepared and ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

SECTION 2.12. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall (subject to the record-retention requirements of the Exchange Act) return such cancelled Notes to the Issuer. The Issuer may not reissue or resell, or issue new Notes to replace, Notes that the Issuer has redeemed or paid, or that have been delivered to the Trustee for cancellation.

SECTION 2.13. Defaulted Interest.

If the Issuer defaults on a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in each case as provided in the Notes and in Sections 2.16 and 4.01 hereof, to the Persons who are Noteholders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Trustee. At least 10 days before such special record date, the Issuer shall mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest, and interest payable on defaulted interest, if any, to be paid. The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

SECTION 2.14. CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” number, and if so, such CUSIP number shall be included in notices of redemption or exchange as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any such CUSIP number used by the Issuer in connection with the issuance of the Notes and of any change in the CUSIP number.

SECTION 2.15. Deposit of Moneys.

Prior to 10:00 a.m., New York City time, on each Interest Payment Date and Maturity Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal and interest on Definitive Notes shall be payable, either in person or by mail, at the office of the Paying Agent.

SECTION 2.16. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Election To Redeem; Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee an Officers’ Certificate setting forth (i) the redemption date, (ii) the principal amount of Notes to be redeemed, and (iii) stating that such redemption will comply with the conditions contained in Section 3.07 hereof. The election of the Issuer to redeem any Notes pursuant to Section 3.07 shall be evidenced by a Board Resolution of the Issuer. Notice given to the Trustee pursuant to this Section 3.01 may not be revoked after the time that notice is given to Noteholders pursuant to Section 3.03.

SECTION 3.02. Selection by Trustee of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or a denomination larger than $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

At least 30 days, and no more than 60 days, before a Redemption Date, the Issuer shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04 hereof.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(1) the Redemption Date;

(2) the series of Note to be redeemed, the redemption price and the amount of premium and accrued interest to be paid;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the provision pursuant to which the Notes called for redemption are being redeemed;

(8) the aggregate principal amount of Notes that are being redeemed; and

(9) the CUSIP number or numbers of the Notes called for redemption.

At the Issuer’s written request made at least five Business Days prior to the date on which notice is to be given, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s sole expense.

SECTION 3.04. Effect of Notice of Redemption.

Once the notice of redemption described in Section 3.03 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus interest accrued to the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus interest accrued to the Redemption Date, provided that if the Redemption Date is after a regular record date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date, and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day. A notice of redemption may not be conditional.

SECTION 3.05. Deposit of Redemption Price.

On or prior to 10:00 A.M., New York City time, on each Redemption Date, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of, including premium, if any, and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Issuer to the Trustee for cancellation.

On and after any Redemption Date, if money sufficient to pay the redemption price of, including premium, if any, and accrued interest on Notes called for redemption shall have been made available in accordance with the preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the first proviso in Section 3.04, accrued and unpaid interest on such Notes to the Redemption Date. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided in the Notes.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for the Holder thereof a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Optional Redemption.

Subject to the provisions of Article 11 hereof but not prior to the indefeasible payment in full of all Indebtedness owed pursuant to the Senior Secured Loan, the Issuer may at any time redeem up to 100% of the outstanding Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but excluding the date of redemption.

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

(a) The Issuer shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture; provided however that, upon the occurrence of a Payment Default, no such payment shall be made by the Issuer unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or until the Senior Secured Loan shall have been discharged or paid in full, after which, the Issuer shall resume making any and all such payments, including any missed payments. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay such installment. The Issuer shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

(b) The Issuer shall pay all interest due on the Series A Notes in cash on each Interest Payment Date up to a maximum aggregate amount of $1.5 million during any Fiscal Year; provided that, until and including the [second] anniversary hereof, if, the amount of Excess Cash (as determined on the Measurement Period immediately preceding the relevant Interest Payment Date; provided that, for the Measurement Period ending on December 31, 2003, such amount shall be the lesser of (x) the actual Excess Cash as of the end of such Measurement Period and (y) $            ), is less than the interest then due on the Series A Note, the Issuer may elect to pay any portion of the difference between the amount then due and the amount of such Excess Cash by the issuance of additional Series A Notes with identical terms (the “Additional Series A Notes”) in an aggregate principal amount as shall equal the portion of the interest payment not paid in cash at a rate of 6.50% per annum in lieu of cash. In order to exercise such right, the Issuer must deliver to the Trustee not less than 10 nor more than 45 days prior to the Record Date for the Interest Payment Date on which Additional Series A Notes will be issued an Officers’ Certificate (i) notifying the Trustee of its election to pay such interest through the issuance of Additional Series A Notes, (ii) certifying the amount of Excess Cash that is not available, or that no Excess Cash is available, for the payment of such interest, (iii) stating the aggregate amount of such Additional Series A Notes to be issued, and (iv) specifying the amount of Additional Series A Notes to be issued as Definitive Notes and the amount to be issued through increases in the Global Note. On or after the date of such Officers’ Certificate but not less than 10 days prior to the relevant Interest Payment Date, the Issuer shall deliver to the Trustee any Additional Series A Notes that are Definitive Notes to be issued, which Definitive Notes shall have been duly executed by the Issuer in the manner provided in Section 2.03.

If the conditions set forth in this Section 4.01(b) are not satisfied, interest on the Series A Notes shall be due and payable in immediately available U.S. funds as specified in this Indenture and the Series A Notes. If the Issuer has satisfied the conditions in this Section 4.01(b), on the relevant Interest Payment Date, the Trustee shall record increases in the Global Notes and authenticate any Definitive Notes, as appropriate, in the aggregate principal amounts required to pay such interest.

Each Additional Series A Note is an additional obligation of the Issuer and the Guarantors and shall be governed by, and entitled to, the benefits of the Series A Notes under this Indenture and shall be subject to the terms of this Indenture (including the guarantee provisions) and shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Series A Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount) and shall have the benefit of all Liens securing Series A Notes.

(c) Until the Maturity Date, the Issuer shall pay all interest on the Series B Notes by the issuance of additional Series B Notes with identical terms (the “Additional Series B Notes”) in an aggregate principal amount as shall equal the portion of the interest payment not paid in cash at a rate of 6.50% per annum in lieu of cash. The Issuer must deliver to the Trustee not less than 10 nor more than 45 days prior to the Record Date for the Interest Payment Date on which Additional Series B Notes will be issued an Officers’ Certificate (i) notifying the Trustee of its election to pay such interest through the issuance of Additional Series B Notes, and (ii) stating the aggregate amount of such Additional Series B Notes to be issued as Definitive Notes and the amount to be issued through increases in the Global Note. On or after the date of such Officers’ Certificate but not less than 10 days prior to the relevant Interest Payment Date, the Issuer shall deliver to the Trustee any Additional Series B Notes to be issued, which Additional Series B Notes shall have been duly executed by the Issuer in the manner provided in Section 2.02.

Each Additional Series B Note is an additional obligation of the Issuer and the Guarantors and shall be governed by, and entitled to, the benefits of the Series B Notes under this Indenture and shall be subject to the terms of this Indenture (including the guarantee provisions) and shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Series B Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount) and shall have the benefit of all Liens securing Series B Notes.

(d) (i) After making the payment described in Section 4.01(b) above for the relevant Measurement Period, the Issuer shall apply any remaining Excess Cash up to a maximum aggregate amount, including the relevant payment made under 4.01(b) above, of $750,000 to prepay the outstanding principal amount of the Notes in the following order:

FIRST, the Series A Notes on a pro rata basis; and

SECOND, the Series B Notes on a pro rata basis.

(ii) If on the previous Interest Payment Date during the same calendar year of the relevant Measurement Period any Additional Series A Notes were issued, the Issuer shall apply any Excess Cash remaining after making the payments described in Sections 4.01(b) and 4.01(d)(i) above to prepay the outstanding principal amount of such Additional Series A Notes.

The Trustee shall make a notation on its records of any such principal reduction.

(e) After making all payments described in Section 4.01(d) above, the Issuer shall apply twenty percent (20%) of any remaining Excess Cash on such Interest Payment Date to prepay the outstanding principal amount of the Notes in the following order:

FIRST, the Series A Notes on a pro rata basis; and

SECOND, the Series B Notes on a pro rata basis.

The Trustee shall make a notation on its records of any such principal reduction.

SECTION 4.02. Reports to Holders.

(a) Whether or not required by the rules and regulations of the Commission, the Issuer shall furnish to the Trustee and the Holders of the Notes all annual and quarterly financial information that would be required to be contained in a filing with the Commission on Forms 10-K, 10-Q and 8-K, as applicable, if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information, a report thereon by the Issuer’s independent accountants; provided, that (x) such quarterly financial information may be prepared in accordance with GAAP, (y) such quarterly financial information shall be furnished within 60 days following the end of each fiscal quarter of the Issuer and (z) such annual financial information shall be furnished within 120 days following the end of the fiscal year of the Issuer. The Issuer will comply with the provisions of TIA Section 314(a).

(b) Any materials required to be furnished to Holders of Notes by this Section 4.02 shall discuss, in reasonable detail, either on the face of the financial statements included therein or in the footnotes thereto and in any Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c) Within 45 days following the end of each Measurement Period, the Issuer shall announce the aggregate amount of Excess Cash for such Measurement Period.

SECTION 4.03. Waiver of Stay, Extension or Usury Laws.

The Issuer, the Guarantors and any other Person obligated under this Indenture or the Notes covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Issuer, the Guarantors or any such Person from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) the Issuer, the Guarantors and any such other Persons hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each Fiscal Year and within 45 days after the end of the first, second and third quarters of each Fiscal Year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during such Fiscal Year or fiscal quarter, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer and the Guarantors have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action they are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer and the Guarantors are taking or propose to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants an to the extent the relevant independent public accountant provide any such certification in its ordinary course of business, the year-end financial statements delivered pursuant to Section 4.04(a) above shall be accompanied by a written statement of the Issuer’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuer has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Issuer and the Guarantors shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith, and in any event within 5 Business Days upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer and the Guarantors are taking or propose to take with respect thereto.

(d) The Issuer’s fiscal year currently ends on December 31. The Issuer will not, and will not permit any of it Subsidiaries, to change the date of the end of such Person’s Fiscal Year from December 31.

SECTION 4.05. Taxes.

The Issuer and the Guarantors shall, and shall cause each of their Subsidiaries to, pay prior to delinquency all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings.

SECTION 4.06. Limitation on Additional Indebtedness.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including, without limitation, any Acquired Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Issuer may incur Indebtedness (including any Acquired Indebtedness) if the Issuer’s Consolidated Fixed Charge Coverage Ratio is greater than 1.8 to 1.

Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may incur Permitted Indebtedness.

SECTION 4.07. Limitation on Restricted Payments.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary or (y) annual distributions to the Issuer’s members in an amount equal to the estimated tax that the Issuer may pass through to its members solely in connection with their membership interests); (ii) purchase, redeem or otherwise acquire or retire for value (including; without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal on the Maturity Date; or (iv) forgive any Indebtedness of an Affiliate of an Issuer (other than a Wholly-Owned Subsidiary) owed to the Issuer or a Restricted Subsidiary of such Issuer (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

Provided no Default or Event of Default has occurred and is continuing, the provisions of this covenant shall not prevent (i) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Issuer or Indebtedness subordinated to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of the Issuer (other than Disqualified Capital Stock), or out of the net cash proceeds of the substantially concurrent sale (other than to a

Subsidiary of the Issuer) of other shares of Capital Stock of the Issuer (other than Disqualified Capital Stock); provided that any such net cash proceeds are not used to redeem the Notes pursuant to this Indenture or the Notes, (ii) the redemption, repayment or retirement of Indebtedness of the Issuer subordinated to the Notes in exchange for, by conversion into, or out of the net cash proceeds of, (x) a substantially concurrent sale or incurrence of Indebtedness of the Issuer (other than any Indebtedness owed to a Subsidiary) that is contractually subordinated in right of payment to the Notes to at least the same extent as the Indebtedness being redeemed, repaid or retired or (y) a substantially concurrent sale (other than to a Subsidiary of the Issuer) of shares of Capital Stock of the Issuer; provided that any such net cash proceeds and the fair value of any Capital Stock issued in exchange for such retired Disqualified Capital Stock are not used to redeem the Notes pursuant to Section 3.07, or (iii) the retirement of any shares of Disqualified Capital Stock of the Issuer by conversion into, or by exchange for, shares of Capital Stock of the Issuer, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of other shares of Capital Stock of the Issuer; provided that any such net cash proceeds and the Fair Market Value of any Capital Stock issued in exchange for such retired Disqualified Capital Stock are not used to redeem the Notes pursuant to Section 3.07.

SECTION 4.08. Limitations on Liens.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Issuer or any of its Restricted Subsidiaries.

SECTION 4.09. Limitation on Transactions with Affiliates.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Issuer and its Wholly-Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair to the Issuer or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties. In any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $1.0 million which is not permitted under clause (i) of the immediately preceding sentence, the Issuer must obtain a resolution of the Board of Directors of the Issuer certifying in good faith that it has approved such Affiliate Transaction and determined that such Affiliate Transaction complies with clause (ii) of the immediately preceding sentence. In addition, in any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $5.0 million which is not permitted under clause (i) of the second preceding sentence, the Issuer must obtain a written opinion from an Independent Financial Advisor that such transaction or transactions are fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view;

provided that the provisions of this sentence shall not apply to the sale of inventory in the ordinary course of business.

The foregoing provisions will not apply to (i) any Restricted Investment made in compliance with Section 4.18 hereof, (ii) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of the Issuer or any Restricted Subsidiary as determined in good faith by the Issuer’s Board of Directors or senior management or (iii) any written agreement in existence on the Effective Date.

SECTION 4.10. Limitation on Creation of Subsidiaries.

The Issuer will not create or acquire, nor permit any of its Restricted subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary existing as of the date of this Indenture, (ii) a Restricted Subsidiary conducting a business similar or reasonably related to the coal mining and marketing businesses of the Issuer and its Subsidiaries on the Issue Date, or (iii) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (ii) shall at the time it has either assets or shareholders’ equity in excess of $25,000 have evidenced its guarantee with such documentation, satisfactory in form and substance to the Trustee relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to this Indenture and opinions of counsel as to the enforceability of such guarantee, pursuant to which such Restricted Subsidiary shall become a Guarantor.

SECTION 4.11. Limitation on Certain Asset Sales.

(a) The Issuer will not, and will not cause or permit any Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer or such applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or otherwise disposed of; (ii) not less than 75% of the consideration received by the Issuer or such applicable Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, (provided, that the amount of any Indebtedness (other than subordinated Indebtedness) of the Issuer or any Guarantor that is actually assumed by the transferee in such Asset Sale and from which the Issuer and the Guarantors are fully and unconditionally released shall be deemed to be cash for purposes of clause (i) above; and (iii) the Asset Sale Proceeds received by the Issuer or such Restricted Subsidiary, as the case may be, are applied (or, at the Issuer’s election, are deemed to have been applied to an event described under clauses (iii)(a) or (iii)(b) occurring within 45 days prior to the receipt of such Asset Sale Proceeds, provided, that the Issuer’s intent to apply Asset Sale Proceeds to such an event must have been announced by letter to the Trustee prior to the occurrence of the event) at the Issuer’s option, (a) as Excess Cash, or (b) to an Investment in properties and assets that are used or useful in the business of the Issuer or its Restricted Subsidiaries or in businesses similar to or ancillary to the business of the Issuer or its Restricted Subsidiaries as conducted at the time of such Asset Sale (and, pending such use, may be used to temporarily reduce indebtedness under the Credit Facility or may invest such Asset Sale Proceeds in any manner not prohibited by this Indenture); provided that, or (c) after the Senior Secured Loan is paid in full, if on the 360th day following the receipt of the Asset Sale Proceeds, the Available Asset Sale Proceeds exceed $1.0 million, the Issuer shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an “Excess Proceeds Offer”). If an Excess Proceeds Offer is not fully subscribed, the Issuer may retain and use for general corporate purposes the portion of the Available Asset Sale Proceeds not required to repurchase Notes. Upon completion of any Excess Proceeds Offer, the amount of Available Asset Sale Proceeds shall be reset to zero.

(b) If the Issuer is required to make an Excess Proceeds Offer, the Issuer shall mail, within 30 days following the date specified in clause (iii)(c) above, a notice to the holders stating among other things: (1) that such holders have the right to require the Issuer to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions that each holder must follow in order to have such Notes purchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

(c) Not later than the date of the Excess Proceeds Offer pursuant to this Section 4.11, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the allocation of the Available Asset Sale Proceeds from the Asset Sale(s) pursuant to which such Offer is being made, including, if amounts are invested in assets related to the business of the Issuer, the actual assets acquired and a statement indicating the relationship of such assets to the business of the Issuer and (ii) the compliance of such allocation with the provisions of Section 4.11(a). On or prior to the purchase date, the Issuer shall (i) accept for payment (on a pro rata basis, if necessary) Notes or portions thereof tendered pursuant to the Offer, (ii) deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04) money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee all Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent (or the Issuer, if so acting shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not accepted for payment shall be promptly mailed or delivered by the Issuer to the Holder thereof. Upon surrender of a Global Note that is purchased in part pursuant to an Excess Proceeds Offer, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation in its records to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note. The Issuer shall publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the purchase date of the Notes.

(d) In the event of the transfer of substantially all (but not all) of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person (other than a Guarantor) in a transaction permitted under Section 5.01 hereof, the successor Person shall be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this Section 4.11, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

SECTION 4.12. Limitation on Capital Stock of Restricted Subsidiaries.

The Issuer will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Issuer or a Restricted Subsidiary. The foregoing restrictions shall not apply to an Asset Sale consisting of 100% of the Capital Stock of a Restricted Subsidiary owned by the Issuer made in compliance with Section 4.11 hereof.

SECTION 4.13. Limitation on Sale and Lease-Back Transactions.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the Fair Market Value of the property sold, as determined by a board resolution of the Issuer, and (ii) immediately prior to and after giving effect to the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction, the Issuer could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.06 hereof.

SECTION 4.14. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) repay any Indebtedness or any other obligation owed to the Issuer or any Restricted Subsidiary, (b) make loans or advances or capital contributions to the Issuer or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) encumbrances under the Senior Secured Loan, (ii) this Indenture, the Notes and the Guarantees, (iii) applicable law, (iv) any instrument governing Acquired Indebtedness as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred by such Person in connection with, as a result of or in anticipation or contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (v) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (vi) Refinancing Indebtedness; provided that, such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(viii) customary restrictions in security agreements or mortgages securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages or (vi) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

SECTION 4.15. Payments for Consent.

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SECTION 4.16. Legal Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.17. Change of Control Offer.

(a) Upon the occurrence of a Change of Control, the Issuer shall be obligated to make an offer to purchase (the “Change of Control Offer”) all outstanding Notes at a purchase price (the “Change of Control Purchase Price”) equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

(b) Within 30 days of the occurrence of a Change of Control, the Issuer shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each Holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.17 and that all Notes tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”));

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

(8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(9) the name and address of the Paying Agent.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof tendered to the Issuer. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuer shall execute and issue, and the Trustee shall promptly authenticate and mail to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

(c) (i) If the Issuer or any Restricted Subsidiary thereof has issued any outstanding (A) indebtedness that is subordinated in right of payment to the Notes or (B) Preferred Stock, and the Issuer or such Restricted Subsidiary is required to make a Change of Control Offer or to make a distribution with respect to such subordinated indebtedness or Preferred Stock in the event of a change of control, the Issuer shall not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as the Issuer shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Issuer’s Change of Control Offer and shall otherwise have consummated the Change of

Control Offer made to holders of the Notes and (ii) the Issuer will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under this Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.17, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.17 by virtue thereof.

SECTION 4.18. Limitation on Restricted Investments

The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Investment if:

(1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or

(2) upon giving effect to such Restricted Investment, the Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.06, or

(3) upon giving effect to such Restricted Investment, the aggregate amount of all Restricted Investments from the Issue Date and payments made pursuant to clause (iii) of the second paragraph of Section 4.07 exceeds the sum of:

(a) 50% of Consolidated Net Income for the period (treated as one accounting period) commencing with the first full fiscal quarter after the Effective Date and ending on the last day of the last full fiscal quarter immediately preceding such Restricted Investment for which quarterly or annual financial statements of the Issuer are available (or if such Consolidated Net Income is a deficit, 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received after the Effective Date of Capital Stock (other than Disqualified Stock) of the Issuer and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Issuer and the principal amount of Indebtedness of the Issuer that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Issuer after the Effective Date; plus

(c) an amount equal to the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed the amount of Restricted Investments previously made after the Issue Date by the Issuer and its Restricted Subsidiaries in such Person.

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Investments at the time of such designation and will reduce the amount available for Restricted Investments under clause (c) of this Section 4.18 or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Investments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under Section 4.06 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

The amount of all Restricted Investments (other than cash) shall be the fair market value on the date of the Restricted Investments of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Investment. The fair market value of any assets or securities that are required to be valued by this Section 4.18 shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Investment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Investment is permitted and setting forth the basis upon which the calculations required by this Section 4.18 were computed, together with a copy of any opinion or appraisal required by this Indenture.

SECTION 4.19. Maintenance of Properties; Insurance; Books and Records; Compliance with Law.

(a) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all properties used or useful in the conduct of their business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto.

(b) The Issuer shall maintain, and shall cause to be maintained for each of its Restricted Subsidiaries, insurance covering such risks as are usually and customarily insured against by corporations similarly situated, in such amounts as shall be customary for corporations similarly situated and with such deductibles and by such methods as shall be customary and reasonably consistent with past practice.

(c) The Issuer shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Issuer and each Subsidiary of the Issuer, in accordance with GAAP consistently applied to the Issuer and its Subsidiaries taken as a whole.

(d) The Issuer shall, and shall cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, non-compliance with which would materially adversely affect the business, prospects, earnings, properties, assets or financial condition of the Issuer and their Subsidiaries taken as a whole.

SECTION 4.20. Further Assurance to the Trustee.

The Issuer shall, upon the reasonable request of the Trustee, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Indenture.

SECTION 4.21. Limitation on Conduct of Business.

The Issuer and its Restricted Subsidiaries will not engage in any businesses which are not the same as, similar or related to the businesses in which the Issuer and its Restricted Subsidiaries are engaged in on the Effective Date.

SECTION 4.22 Consummation of Plan or Reorganization.

No provision of this Indenture shall prevent the Issuer and its Restricted Subsidiaries, if any, from consummating the Plan and the transactions contemplated thereby.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Limitation on Consolidation, Amalgamation, Merger and Sale of Assets.

(a) The Issuer will not consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) as an entirety or substantially as an entirety in one transaction or a series of related transactions, to, any Person unless: (i) the Issuer, shall be the continuing Person, or the Person (if other than the Issuer)) formed by such consolidation or amalgamation or into which the Issuer, is merged or to which the properties and assets of the Issuer, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation or a limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Issuer, under this Indenture, and the

Notes, and the obligations thereunder shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Issuer or such Person (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (B) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.06 hereof; provided that a Person that is a Restricted Subsidiary may consolidate with, amalgamate with, merge with, or sell, assign, transfer, lease, convey to or otherwise dispose of all or substantially all of its assets to Guarantor may merge into the Issuer or another Restricted Subsidiary without complying with this clause (iii).

(b) In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.11) will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person (other than a merger of the Issuer with any Guarantor or a merger of Guarantors or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Issuer or to any other Guarantor) unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of such Guarantor under such Guarantee; and (iii) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred or be continuing.

SECTION 5.02. Successor Person Substituted.

Upon any consolidation amalgamation or merger, or any transfer of all or substantially all of the assets of the Issuer or any Restricted Subsidiary in accordance with Section 5.01 above, the successor entity formed by such consolidation or amalgamation or into which the Issuer is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary under this Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE SIX

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

The following events are “Events of Default”:

(1) default in the payment of any principal of the Notes when due (whether at maturity, upon redemption or otherwise);

(2) default in the payment of any interest on any Note when due and which default continues for 10 days or more;

(3) failure by the Issuer or any of its Subsidiaries to comply with any of the provisions of Section 4.06, 4.07, 4.11, 4.17 and 5.01, or default by the Issuer or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or this Indenture for 30 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to Sections 4.17 or 5.01, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) (i) any default by the Issuer or any Restricted Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $3.0 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waited and, if not already matured at its final maturity in accordance with its terms, the holders of such Indebtedness shall have the right to accelerate such Indebtedness, or (ii) any event of default as defined in any agreement, indenture or instrument of the Issuer or any Restricted Subsidiary evidencing Indebtedness in excess of $3.0 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $3.0 million (net of amounts covered by insurance) shall be rendered against the Issuer or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(6) the Issuer or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against either of the Issuer or any Restricted Subsidiary in an involuntary case,

(B) appoints a Custodian of either of the Issuer or any Restricted Subsidiary or for all or substantially all of the property of either of the Issuer or any Restricted Subsidiary, or

(C) orders the liquidation of either of the Issuer or any Restricted Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(8) any Subsidiary Guarantee is determined in a judicial proceeding (i) to be not in full force and effect, (ii) to be null and void and unenforceable, or (iii) to be invalid; or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with Section 10.05 hereof); or

(9) the occurrence of a default under the Senior Secured Loan that results in the acceleration of the obligations due therein.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or applicable foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Subject to Sections 7.01 and 7.02, the Trustee shall not be charged with knowledge of any Default, Event of Default, Change of Control or Asset Sale unless written notice thereof shall have been given to a Responsible Officer at the Corporate Trust Office of the Trustee by the Issuer or any other Person.

The Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes or a default in the observance or performance of Section 5.01) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

SECTION 6.02. Remedies.

If an Event of Default described in Section 6.01(1) or (2), the holders of at least a majority in principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee may at any time thereafter replace any or all of the members of the Board of Directors of the Issuer. Subject to the subordination provisions of Article 11 hereof, if an Event of Default described in Section 6.01(3), (4), (5), (6), (8) or (9) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and the same shall become immediately due and payable; provided that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such acceleration if (i) all Events of Default, other than non-payment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in this Indenture, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iii) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (iv) in the event of the cure or waiver of an Event of Default of the type described in clauses (6) or (7) of the above Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default described in Sections 6.01 (6) or (7) the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. Notwithstanding anything contained to the contrary herein or in the Notes, except for acceleration of the principal, premium and interest amount with respect to all of the Notes as a result of an Event of Default described in Sections 6.01 (6) or (7), none of the principal, premium or interest amount with respect to any of the Notes may be accelerated unless all Indebtedness under the Senior Secured Loan Documents has been indefeasibly paid in full.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative. Any costs associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Issuer.

SECTION 6.04. Waiver of Past Defaults and Events of Default.

Subject to Sections 6.02, 6.08 and 8.02 hereof, the Holders of a majority in principal amount of the Notes then outstanding have the right to waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority.

The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by this Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of another Noteholder not taking part in such direction, and the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken or if the Trustee in good faith shall, by a Responsible Officer, determine that the proceedings so directed may involve it in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.06. Limitation on Suits.

Subject to Section 6.08 below, a Noteholder may not institute any proceeding or pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and if requested provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer, and, if requested, provision of, indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of the Notes then outstanding.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

SECTION 6.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for a claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 6.08. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, but subject to Article 11 hereof, the right of any Holder of a Note to receive payment of principal of, or premium, if any, and interest of the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

SECTION 6.09. Collection Suit by Trustee.

Subject to the subordination provisions of Article 11 hereof, all rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust against the Issuer or the Guarantors (or any other obligor on the Notes) and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 7.07 hereof, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

SECTION 6.10. Trustee May File Proofs of Claim.

Subject to the subordination provisions of Article 11 hereof, the Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof) and the Noteholders allowed in any judicial proceedings relative to the Issuer or the Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceedings.

SECTION 6.11. Priorities.

Subject to the subordination provisions of Article 11 hereof, if the Trustee collects any money pursuant to this Article 6 or pursuant to any provision of a Subsidiary Guarantee, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due under Section 7.07 hereof;

SECOND: to Noteholders for amounts due and unpaid first on the Series A Notes and second on the Series B Notes, for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes; and

THIRD: to the Issuer or, to the extent the Trustee collects any amount from any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.11.

SECTION 6.12. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 hereof or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

SECTION 6.13. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case, subject to any determination in such proceeding, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.14 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.15 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

(4) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, paragraphs (a), (b), (c) and (e) of this Section 7.01 shall govern every provision of this Indenture that in any way relates to the Trustee.

(e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it in its sole discretion against any loss, liability, expense or fee.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or any Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01 hereof:

(1) The Trustee may conclusively rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 12.05 hereof. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(3) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute gross negligence or bad faith.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the either of the Issuer or any Guarantor, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any Subsidiary Guarantee, it shall not be accountable for the Issuer’s or any Guarantor’s use of the proceeds from the sale of Notes or any money paid to the Issuer or any Guarantor pursuant to the terms of this Indenture and it shall not be responsible for any statement in the Notes, any Subsidiary Guarantee or this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of the principal of, or premium, if any, or interest on any Note or a default in the observance or performance of any of the obligations of the Issuer under Article Five, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determine(s) that withholding the notice is in the best interest of the Noteholders.

SECTION 7.06. Reports by Trustee to Holders.

If required by TIA Section 313(a), within 60 days after May 15 of any year, commencing May 15, 1999 the Trustee shall mail to each Noteholder a brief report dated as of such May 15 that complies with TIA ss. 313(a). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c) and TIA Section 313(d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(1) to all Holders of Notes, as the names and addresses of such Holders appear on the Registrar’s books; and

(2) to such Holders of Notes as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07. Compensation and Indemnity.

The Issuer and the Guarantors shall pay to the Trustee and Agents from time to time such compensation for its services hereunder as the parties shall agree from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Issuer and the Guarantors shall reimburse the Trustee and Agents upon request for all reasonable disbursements, expenses and advances incurred or made by it in connection with its duties under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors shall indemnify each of the Trustee and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including without limitation taxes (other than taxes based on the income of the Trustee or such Agent) and reasonable attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties under this Indenture including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Issuer and the Guarantors in writing promptly of any claim asserted against the Trustee or Agent for which it may seek indemnity. However, the failure by the Trustee or Agent to so notify the Issuer and the Guarantors shall not relieve the Issuer and Guarantors of their obligations hereunder except to the extent the Issuer and the Guarantors are prejudiced thereby.

Notwithstanding the foregoing, the Issuer and the Guarantors need not reimburse the Trustee for any expense or indemnify it against any loss or liability incurred by the Trustee through its negligence or bad faith. To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee except such money or property held in trust to pay principal of and interest on particular Notes. The obligations of the Issuer and the Guarantors under this Section 7.07 to compensate and indemnify the Trustee, Agents and each predecessor Trustee and to pay or reimburse the Trustee, Agents and each predecessor Trustee for expenses, disbursements and advances shall be joint and several liabilities of the Issuer and each of the Guarantors and shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of this Indenture, including any termination or rejection hereof under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include any trustee appointed pursuant to Article 7.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign by so notifying the Issuer and the Guarantors in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the Issuer and the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent shall not be unreasonably withheld. The Issuer may remove the Trustee at its election if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10 hereof, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07 hereof, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Consolidation, Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, subject to Section 7.10 hereof, the successor corporation without any further act shall be the successor Trustee; provided such entity shall be otherwise qualified and eligible under this Article 7.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect. The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $100,000,000 as set forth in the most recent applicable published annual report of condition. The Trustee shall comply with TIA Section 310(b), including the provision in Section 310(b)(1).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA ss. 311 (b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12. Paying Agents.

The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(A) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Issuer or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;

(B) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(C) that it will give the Trustee written notice within three (3) Business Days of any failure of the Issuer (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

ARTICLE EIGHT

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 8.01. Without Consent of Holders.

The Issuer and the Guarantors, when authorized by a Board Resolution of each of them, and the Trustee may amend, waive or supplement this Indenture or the Notes without notice to or consent of any Noteholder:

(1) to comply with Section 5.01 hereof;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with any requirements of the Commission under the TIA;

(4) to cure any ambiguity, defect or inconsistency;

(5) in reliance on an Opinion of Counsel, to make any other change that does not adversely affect the rights of any Noteholders hereunder;

(6) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided that such action pursuant to this clause (4) shall not adversely affect the interests of the Holders in any material respect;

(5) to evidence and provide for the acceptance and appointment hereunder of a successor Trustee with respect to the Notes;

(6) to add Guarantees with respect to the Notes, to secure the Notes or to release Guarantors from Subsidiary Guaranties as provided by the terms of this Indenture; or

(7) to add additional Events of Default.

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 8.02. With Consent of Holders.

The Issuer and the Guarantors (each when authorized by a Board Resolution) may direct the Trustee to modify or supplement this Indenture or the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may waive compliance in a particular instance by the Issuer or Guarantors with any provision of this Indenture or the Notes. Subject to Section 8.04, without the consent of each Noteholder affected, however, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

(1) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver to this Indenture;

(2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note;

(3) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor;

(4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

(5) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note;

(6) make any change in provisions of this Indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(7) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(8) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of Notes;

(9) amend or modify any of the provisions of this Indenture or the Notes in any manner adverse to the Holders of the Notes,

(10) subordinate in right of payment the Notes or the Subsidiary Guarantees to any Indebtedness, or

(11) make any change in any Subsidiary Guarantee that would adversely affect the Holders of the Notes.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Issuer shall mail to the Holders a notice briefly describing the amendment, supplement or waiver.

Upon the written request of the Issuer, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Noteholders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 8.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 8.04. Revocation and Effect of Consents.

Until an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. Any such Holder or subsequent Holder, however, may revoke the consent as to his Note or portion of a Note, if the Trustee receives the written notice of revocation before the date the amendment, supplement, waiver or other action becomes effective.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

After an amendment, supplement, waiver or other action becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (8) of Section 8.02 hereof. In that case the amendment, supplement, waiver or other action shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

SECTION 8.05. Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms of a Note, the Trustee (in accordance with the specific written direction of the Issuer) shall request the Holder of the Note (in accordance with the specific written direction of the Issuer) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue, the Guarantors shall endorse, and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 8.06. Trustee To Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01 hereof, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating, in addition to the matters required by Section 12.04, that such amendment, supplement or waiver is authorized or permitted by this Indenture and is a legal, valid and binding obligation of the Issuer and Guarantors, enforceable against the Issuer and Guarantors in accordance with its terms (subject to customary exceptions).

ARTICLE NINE

SATISFACTION AND DISCHARGE

SECTION 9.01. Satisfaction and Discharge.

This Indenture shall upon the request of the Issuer cease to be of further effect (except as to surviving rights of registration of transfer, substitution or exchange of Notes herein expressly provided for, the Issuer’s obligations under Sections 7.07 and 8.04 hereof, and the Issuer’s, the Trustee’s and the Paying Agent’s obligations under Section 8.03 hereof) and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(a)	either

(i)	all outstanding Notes have been delivered to the Trustee for cancellation; or

(ii)	all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire debt on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or the Maturity Date or date of redemption;

(b)	the Issuer has paid or caused to be paid all sums then due and payable under this Indenture and the Notes; and

(c)	the Issuer has delivered an Officers’ Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations in Sections 2.04, 2.05, 2.07, 2.08, 2.12, 2.14, 7.07, 7.08, 8.02, 8.03 and 8.04, and the Trustee’s and Paying Agent’s obligations in Section 8.03 shall survive until the Notes are no longer outstanding. Thereafter, only the Issuer’s obligations in Sections 7.07, 8.03 and 8.04 and the Trustee’s and Paying Agent’s obligations in Section 8.03 shall survive.

In order to have money available on a payment date to pay principal (and premium, if any, on) or interest on the Notes, the U.S. Government Obligations shall be payable as to principal (and premium, if any) or interest at least one Business Day before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.

SECTION 9.02. Application of Trust Money.

All money deposited with the Trustee pursuant to Section 8.01 shall be held in trust and, at the written direction of the Issuer, be invested prior to maturity in non-callable U.S. Government Obligations, and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

SECTION 9.03. Repayment of the Issuer.

The Trustee and the Paying Agent shall promptly pay to the Issuer upon written request any excess money or securities held by them at any time. The Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided that the Issuer shall have either caused notice of such payment to be mailed to each Holder of the Notes entitled thereto no less than 30 days prior to such repayment or within such period shall have published such notice in a financial newspaper of widespread circulation published in the City of New York, including, without limitation, The Wall Street Journal (national edition). After payment to the Issuer, Holders entitled to the money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 9.04. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01 by reason of any legal proceeding or by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and Guarantor’s obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit has occurred pursuant to Section 8.01 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.02; provided, however, that if the Issuer or a Guarantor has made any payment of interest on or principal of any Notes because of the reinstatement of their Obligations, the Issuer or such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE TEN

GUARANTEE OF NOTES

SECTION 10.01. Guarantee.

Subject to the provisions of this Article 10 each Guarantor hereby jointly and severally, fully and unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest on the Notes and all other obligations of the Issuer or the Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.7 hereof) and all other obligations of the Issuer under this Indenture, including to the Trustee or under the Notes (including fees, expenses or other) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders, for whatever reason, each Guarantor will be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under this Guarantee, and shall entitle the Holders of Notes or the Trustee to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Guarantee. This Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article 10, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor, determined in accordance with GAAP.

A Guarantor shall be released from all of its obligations under its Subsidiary Guarantee if all of its assets or Capital Stock is sold, in each case in a transaction in compliance with Section 4.11 above, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with Section 5.01 above, or the Guarantor is designated an Unrestricted Subsidiary in compliance with the other terms of this Indenture, and such Guarantor has delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 10.02. Execution and Delivery of Guarantee.

This Indenture or a supplemental indenture in the form attached hereto as Exhibit C shall be executed on behalf of each Subsidiary Guarantor by the Chairman of the Board, any Vice Chairman, the President or one of the Vice Presidents of such Subsidiary Guarantor. A notation of Subsidiary Guarantee may, but need not, be placed on each Note. Any such notation may, but need not, be executed by one or more Subsidiary Guarantors. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticate the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of the Guarantor.

SECTION 10.03. Limitation of Guarantee.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor, determined in accordance with GAAP.

SECTION 10.04. Additional Guarantors.

The Issuer covenants and agrees that it shall cause any Person which becomes a Restricted Subsidiary (other than a Foreign Restricted Subsidiary) to execute a supplemental indenture and any other documentation requested by the Trustee satisfactory in form and substance to the Trustee pursuant to which such Restricted Subsidiary shall guarantee the obligations of the Issuer under the Notes and this Indenture in accordance with this Article 10 with the same effect and to the same extent as if such Person had been named herein as a Guarantor.

SECTION 10.05. Release of Guarantor.

A Guarantor shall be released from all of its obligations under its Subsidiary Guarantee if:

(a) the Guarantor has sold all of its assets or the Issuer and its Restricted Subsidiaries have sold all of the Capital Stock of the Guarantor owned by them, in each case in a transaction in compliance with the terms of this Indenture (including Sections 4.11, 4.17 and 5.01); provided that the Asset Sale Proceeds of such sale are applied in accordance with this Indenture;

(b) the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Issuer or another Guarantor in a transaction in compliance with the terms of this Indenture (including Section 5.01); or

(c) the Guarantor is designated an Unrestricted Subsidiary in compliance with the terms of this Indenture (including Section 4.18);

and in each such case, the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

The Trustee shall execute any documents reasonably requested by the Issuer or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Notes and under this Article 10.

SECTION 10.06. Waiver of Subrogation.

Until all sums due under this Indenture and the Notes have been indefeasibly paid in full, each Guarantor hereby waives any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.06 is knowingly made in contemplation of such benefits.

ARTICLE ELEVEN

SUBORDINATION OF NOTES

SECTION 11.01. Subordination of Notes

(a)	The Notes including, without limitation, all debt and/or payments on account of thereof, shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full of all Indebtedness under the Senior Secured Loan. Except as permitted by this Indenture, the Noteholders will not ask, demand, sue for, take or receive, directly or indirectly, from Issuer in cash or other property, by set-off, or in any other manner, payment of, or security for, any or all of the Indebtedness owing under the Notes unless and until all Indebtedness under the Senior Secured Loan has been paid in full. Each Noteholder, Guarantor and the Trustee hereby acknowledge and agree that the Senior Secured

Lenders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents.

(b)	In the event of any payment or distribution of assets of Issuer, the Guarantors, their successors and assigns, of any kind or character, whether in cash, property, or securities, through a dissolution, winding up, liquidation, arrangement or reorganization relating to Issuer, its successors and/or assigns, whether in any bankruptcy, insolvency proceeding, arrangement, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Issuer, its successors and/or assigns, whether voluntary or involuntary, all Indebtedness on account of the Senior Secured Loan shall first be paid in full before any payment on the Notes are made. In any proceeding referred to in this paragraph of this commenced by or against the Issuer:

(i)	Noteholders shall assign their respective claims to Senior Secured Lenders for all purposes.

(ii)	Noteholders shall not object or otherwise interfere with any motion to sell, use or otherwise dispose the Senior Secured Lenders’ collateral and shall not file any such motion.

(iii)	Noteholders shall not oppose or otherwise interfere with any motion filed by Senior Secured Lenders for relief from automatic stay with respect to their collateral and shall not file any such motion.

(iv)	Noteholders shall not oppose or otherwise interfere with the confirmation of any plan filed by Senior Secured Lenders and shall not propose any plan.

(v)	Noteholders shall not oppose or otherwise interfere with any motion by Senior Secured Lenders to convert or dismiss the bankruptcy case and shall not file any such motion.

(vi)	Noteholders shall not oppose or otherwise interfere with any motion by Senior Secured Lenders to appoint a trustee or an examiner and shall not file any such motion.

(vii)	Noteholders shall not oppose any motion to seek post-petition financing from the Senior Secured Lenders under section 364 of the Code.

(viii)	Noteholders shall not object to the allowance of Senior Secured Lenders’ claim.

(ix)	Noteholders shall not seek to subordinate or recharacterize the Senior Secured Lenders’ claim.

(x)	Noteholders shall not commence any avoidance action against the Senior Secured Lenders.

(xi)	Any payment to which Noteholders would be entitled (but for the provisions hereof) shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, debtor in possession, disbursing agent or other liquidating agent making such payment or distribution directly to the Senior Secured Lenders for application to the payment of the Senior Secured Loan all Indebtedness thereunder has been paid in full.

(xii)	Noteholders shall designate the Senior Secured Lenders as their assignee to receive any distributions payable to the Noteholders in connection with a subsequent bankruptcy.

(xiii)	Noteholders shall not serve on any official or un-official committee.

(xiv)	Noteholders shall not permit any of its professionals to seek compensation from the bankruptcy estate.

(c)	In any proceeding referred to in subsection (b) of this Section 4.01 commenced by or against, the Issuer, Guarantors, their subsidiaries, affiliates, successors and/or assigns,

(i)	Each of the Senior Secured Lenders may, and is irrevocably authorized and empowered (in its own name or in the name of the Noteholder or otherwise), but shall have no obligation, to, (A) demand, sue for, collect and receive every payment or distribution referred to in subsection (b) of this Section 4.01 and give acquittance therefor and (B) file claims and proofs of claim in respect of the Notes and take such other action (including, without limitation, voting the Indebtedness on account of the Notes) as the Senior Secured Lenders may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Secured Lenders hereunder; and

(ii)	the Noteholders shall duly and promptly take such action as the Senior Secured Lenders may request (A) to file appropriate claims or proofs of claim with respect thereto, and (B) to execute and deliver to the Senior Secured Lenders such powers of attorney, assignments or other instruments as the Senior Secured Lenders may request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Indebtedness due and owing under the Notes.

(d)	So long as any of the Indebtedness under the Senior Secured Loan Documents shall remain outstanding, the Noteholders will not, without the prior written consent of the Senior Secured Lenders:

(i)	obtain or otherwise receive the benefit of any security interest or other lien securing any Indebtedness;

(ii)	sell, assign, pledge, encumber or otherwise dispose of any Indebtedness under the Notes unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to these subordination provisions;

(iii)	declare any or all of the Indebtedness under the Notes due and payable prior to the date fixed therefor other than subsequent to the declaration by the Senior Secured Lenders that any or all Indebtedness under the Senior Secured Loan is due and payable prior to the date fixed therefor; or

(iv)	commence, or join with any creditor other than the Senior Secured Lenders in commencing, any proceeding referred to in Section 4.01(b).

(e)	All payments or distributions upon or with respect to the Notes or any Indebtedness thereunder which are received by any Noteholder contrary to these subordination provisions or in violation of the Financing Agreement as in effect on the Effective Date, shall be received in trust for the benefit of the Senior Secured Lenders, shall be segregated from other funds and property held by such Noteholder and shall be forthwith paid over to the Senior Secured Lenders in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of securities or other non-cash property) for the payment or prepayment of the Indebtedness under the Senior Secured Loan Documents until such Indebtedness shall have been paid in full.

(f)	These subordination provisions constitute a continuing agreement of subordination and shall continue in effect and be binding upon each Noteholder and upon the Trustee until payment in full of all Indebtedness under the Senior Secured Loan Documents. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform the agreements set forth herein, in any Note or other document relating to any Indebtedness thereunder, by litigation or otherwise.

(g)	No failure on the part of the Senior Secured Lenders to exercise, and no delay in exercising, any right, remedy, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to the Senior Secured Lenders.

(h)	The Senior Secured Lenders shall be authorized to demand specific performance of these subordination provisions at any time when the Noteholders shall have failed to comply with any of the subordination provisions applicable to any Noteholder whether or not the Issuer shall have complied with any of the subordination provisions applicable to the Issuer, and the Noteholders irrevocably waive any defenses based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

(i)	Notwithstanding anything to the contrary contained herein, this Indenture may not be amend, waived or supplemented to change, supplement or impair any of this Article 11 without the express written consent of the Senior Secured Lenders.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 12.02. Notices.

Except for notice or communications to Holders, any notice or communication shall be given in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

If to the Issuer or any Guarantor:

THE ELK HORN COAL COMPANY LLC

Center Court Building

5110 Maryland Way

Post Office Box 2128

Brentwood, TN 37027

Attention: Chief Financial Officer

Fax Number: (615) 371-7388

If to the Trustee:

The Bank of New York

101 Barclay Street, Floor 8 West

New York, New York 10286

Attention: Corporate Trust

Trustee Administration

Fax Number: (212) 815-5704

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Issuer, the Guarantors or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication to a

Noteholder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

SECTION 12.03. Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor shall furnish to the Trustee:

(1) an Officers’ Certificate (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate and Opinion.

Each certificate and opinion with respect to compliance by or on behalf of the Issuer or any Guarantor with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

SECTION 12.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or meetings of Noteholders. The Registrar and Paying Agent may make reasonable rules for their functions.

SECTION 12.07. Business Days; Legal Holidays.

A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a United States federally-recognized holiday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 12.08. Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 12.09. Submission to Jurisdiction; Waiver of Immunities.

By the execution and delivery of this Indenture, each of the Issuer and each Guarantor acknowledges that it submits to the jurisdiction of any Federal or State court in the State of New York, Borough of Manhattan.

To the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer and each Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

SECTION 12.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.

SECTION 12.11. No Recourse Against Others.

No recourse for the payment of the principal of or premium, if any, or interest, including Additional Interest, on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in this Indenture or in any supplemental indenture, or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any stockholder, officer, director or employee, as such, past, present or future, of the Issuer or of any successor corporation or against the property or assets of any such stockholder, officer, employee or director, either directly or through the Issuer or any Guarantor, or any successor corporation thereof, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Indenture and the Notes are solely obligations of the Issuer and the Guarantors, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any stockholder, officer, employee or director of the Issuer or any Guarantor, or any successor corporation thereof, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Indenture or the Notes or implied therefrom, and that any and all such personal liability of, and any and all claims against every stockholder, officer, employee and director, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of the Notes. It is understood that this limitation on recourse is made expressly for the benefit of any such shareholder, employee, officer or director and may be enforced by any of them.

SECTION 12.12. Successors.

All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Indenture shall bind its successor.

SECTION 12.13. Multiple Counterparts.

The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

SECTION 12.14. Table of Contents, Headings, etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.15. Separability.

Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

THE ELK HORN COAL COMPANY LLC

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title: